Exhibit (m)(2)

SCHEDULE A

AdvisorShares Trust

Distribution Fees

Funds

WCM/BNY Mellon Focused Growth ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Morgan Creek Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical Advantage ETF

TrimTabs Float Shrink ETF

Global Echo ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

EquityPro ETF

Newfleet Multi-Sector Income ETF

Gartman Gold/Yen ETF

Gartman Gold/Euro ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

YieldPro ETF

Market Adaptive Unconstrained Income ETF

Athena High Dividend ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

Distribution Fees

Distribution Services…………………………….twenty-five basis points (.25%)

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.